Exhibit 99.1

Bank of the James Announces Fourth Quarter,  Full Year of 2022

Financial Results and Declaration of Dividend

Record Annual Earnings, Strong Financial Ratios, Asset Quality

LYNCHBURG, VA, February 6, 2023 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month and 12 month periods ended December 31, 2022.  The Bank serves Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended December 31,  2022 was a record $1.95 million or $0.42 per basic and diluted share compared with $1.86 million or $0.39 per basic and diluted share for the three months ended December 31, 2021. Net income for the 12 months ended December 31, 2022 was a Company record $8.96 million or $1.91 per basic and diluted share, up 18% compared with $7.59 million or $1.60 per basic and diluted share for the 12 months ended December 31, 2021. Per share amounts have been adjusted to reflect a 10% stock dividend declared in June 2021.

Robert R. Chapman III, CEO, commented: “The Company’s solid fourth quarter and full-year earnings highlighted the Company’s operational efficiency, exceptionally strong asset quality and capital strength, and prompt adjustments in a rapidly shifting interest rate environment. Throughout the year, the entire Bank of the James team demonstrated a commitment to superior service and operation that enabled us to maximize the value of revenue from a broad range of banking and wealth management capabilities.

“Key performance metrics, including return on average equity and return on average assets improved in 2022. Significantly higher net interest margin and interest spread demonstrated an opportunistic response to changing interest rate scenarios. We anticipate that if and when the rate environment stabilizes during the coming year, we will see increased pressure on margins. We believe our 2022 financial performance demonstrated our ability to effectively address the challenges related to rapidly increasing interest rates.

“Asset quality was a significant highlight, with few nonperforming loans, reduced other real estate owned (OREO), and strong asset quality ratios. We believe the outlook for continuing asset quality is very good, reflecting diligent credit management practices. We have been able to grow commercial, residential mortgage and consumer loan portfolios while at the same time improving already strong loan quality.

“The Company’s consistent earnings and capital strength positioned us to enhance shareholder value by repurchasing approximately 2% of the Company’s outstanding common stock during 2022 – an action that contributed approximately $0.03 to the year’s earnings per share (EPS).  Our Board of Directors approved an increased quarterly dividend in 2022, reflecting a commitment to building shareholder value.

“Our served communities and customers continue to demonstrate financial and economic strength, and resilience in the face of inflation and uncertainty about recession later in 2023. We anticipate that while lending and deposit activity is likely to be less robust in the coming quarters, we are confident that Bank of the James is well-positioned to continue forward with moderate growth, superior financial solutions for customers, and positive financial performance.”

Highlights

•

Net income in the fourth quarter of 2022 increased 5% from a year earlier, while net income in the 12 months of 2022 rose 18% compared with the 12 months of 2021. Income growth in 2022 was led by higher interest income from commercial real estate and retained residential mortgages, wealth management fees, and fee income from debit card transactions and treasury services.

•

Total interest income in the full year of 2022 increased 9%, primarily reflecting commercial loan rate adjustments to keep pace with the rising interest rate environment, an increase in the size of the investment portfolio, and growth of retained residential mortgages. Interest income in the fourth quarter of 2022 rose 23%  compared with the fourth quarter of 2021.

•

Net interest income rose 22% in the fourth quarter of 2022 compared with a year earlier, primarily reflecting increased interest income and ongoing interest expense management. Net interest income in the 12 months of 2022 grew 10% compared with the 12 months of 2021.

•	Prompt response to the changing interest rate environment led to expanded net interest margin and interest spread in fourth quarter and the full year of 2022 compared with both periods of 2021.
•

Total noninterest income in the full year of 2022 rose 18% compared with 2021. Slowing income in the second half of 2022 from gain on sale of residential mortgage loans was offset by interchange income on card activity, growth of commercial treasury services income, and wealth management fees generated by PWW, which contributed approximately $0.29 EPS in 2022.

•

Loans, net of the allowance for loan losses, increased 5%  to $605.37 million at December 31, 2022 compared with $576.47 million at December 31, 2021, primarily reflecting residential mortgage and commercial real estate loan growth.

•

Asset quality remained strong, reflected in a ratio of nonperforming loans to total loans of 0.10% at December 31, 2022 compared with 0.16% at December 31, 2021. Total nonperforming loans declined by 34% year-over-year, and the Company significantly trimmed other real estate owned (OREO) during 2022, writing down a significant portion of OREO based on its recently contracted sales price.

•

Total deposits declined 4% at December 31, 2022 compared with December 31, 2021. Lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts) continued to comprise approximately 85% of total deposits.

•	In both periods of 2022, Return on Average Assets (ROAA) and Return on Average Equity (ROAE) ratios improved significantly from 2021.
•	The Company’s share repurchases during 2022 enhanced shareholder value, contributing approximately $0.03 to EPS.
•	On January 17, 2023 the Company’s board of directors approved a quarterly dividend of $0.08 per share to stockholders of record as of March 3, 2023 to be paid on March 17, 2023.
•

On February 6, 2023, the Company's board of directors approved a stock repurchase plan to purchase up to $998,000 of the Company's common stock.  The plan authorizes the Company to make purchases from March 8, 2023 through March 7, 2024, unless extended or sooner terminated.  Purchases may be made in open market transactions or privately negotiated transactions, in accordance with Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  In connection with the adoption of this plan, the board terminated any other repurchase plans still in effect.

Fourth Quarter, 12 Months of 2022 Operational Review

Net interest income after recovery of loan losses for the quarter ended December 31, 2022 was $8.29 million compared with $7.30 million a year earlier, primarily reflecting higher interest income, moderately higher year-over-year interest expense, and no provision for loan losses in the fourth quarter of 2022 and a $500,000 recovery in the fourth quarter of 2021, as indicated by the Bank’s allowance for loan losses methodology.

For the 12 months ended December 31, 2022, net interest income after recovery of loan losses was $30.60 million compared with $27.58 million a year earlier, reflecting increased interest rates and loan growth,  higher interest income from the Bank’s securities portfolio, and a $900,000 recovery of loan losses, as indicated by the Bank’s allowance for loan losses methodology, compared with a $500,000 recovery in 2021.

Total interest income increased to $8.94 million in the fourth quarter of 2022 compared with $7.27 million a year earlier. The quarterly increase reflected accelerating organic loan growth and interest rate increases.  Higher rates have had a positive impact on the yields earned on interest earning assets. The yield on interest earning assets in the fourth quarter of 2022 was 3.95%, up from 3.18% a year earlier. Total interest income for the 12 months of 2022 was $31.85 million compared with $29.18 million for the 12 months of 2021, also reflecting accelerating organic loan growth and interest rate increases. Yield on interest earning assets for the 12 months of 2022 was 3.46% compared with 3.38% for the 12 months of 2021.

Total interest expense in the fourth quarter of 2022 was $652,000 compared with $468,000 a year earlier, while interest expense in the 12 months of 2022 was $2.15 million compared with $2.10 million in the 12 months of 2021.

J. Todd Scruggs, Executive Vice President and CFO, commented: “Throughout 2022, improvements in net interest margin and net interest spread reflected adjustments to our investment strategy based on our expectation that interest rates would be rising. We have made upward adjustments to rates on interest earning assets to match the rate environment and mitigate higher interest expense.

“We’ve held the line on deposit rates rather than try to compete by offering untenable rates, and are continuing our strong focus on attracting and retaining noninterest-bearing commercial deposits through relationship banking. We are maintaining adequate liquidity by maintaining a stable level of Fed funds and avoiding short-term borrowings, which have become very expensive.”

The net interest margin in the fourth quarter of 2022 was 3.67% and the interest spread was 3.60%, up significantly from the margin and spread in the fourth quarter of 2021.  For the full year of 2022, the net interest margin was 3.23% and interest spread was 3.18%, also up from the full year of 2021.

Noninterest income in the fourth quarter of 2022 was $2.73 million compared with $2.90 million in the fourth quarter of 2021, with the decline primarily reflecting lower gains on the sale of residential mortgages and partially offset by year-over-year growth in service charges, fees and commissions resulting from increased debit card income. Noninterest income for the full year of 2022 was $13.24 million compared with $11.21 million for the for the full year of 2021.

Because of rising interest rates during the second half of 2022, rates on in-house mortgages became more attractive and resulted in reduced sales of conventional mortgages to the secondary market.  This, in combination with a decrease in conventional mortgage originations due to rising mortgage interest rates, resulted in a decrease in the volume and amount of residential mortgages sold in the secondary market.  Noninterest income in 2022 was highlighted by year-over-year increased interchange income earned on card activity and overdraft fees. Income from PWW’s continuing strong performance contributed approximately $0.29 to earnings in 2022.

Noninterest expense in the fourth quarter of 2022 was $8.62 million compared with $7.91 million in the fourth quarter of 2021. In the full year of 2022, noninterest expense was $32.74 million compared with $29.34 million a year earlier. Both periods of 2022 reflected increased salaries and employee benefits related to the addition of PWW and performance-related cash bonuses paid to employees, increases in professional and outside expenses (specifically data processing fees), and an increase in miscellaneous expenses, primarily related to an isolated check forgery that resulted in a charge of $362,000.  The Bank has a filed a proof of loss with its insurance company and is waiting for a coverage determination.

For the three months ended December 31, 2022, ROAE was 16.08 %  and ROAA was 0.82%, with both ratios improving significantly from a year earlier. For the 12 months ended December 31, 2022, ROAE was 15.59%  and ROAA was 0.91%, also up compared with the 12 months of 2021. Efficiency ratio was unchanged year-over-year at 76%.

Balance Sheet Reflects Organic Loan Growth, Strong Asset Quality

Total assets were $928.57 million at December 31, 2022 compared with $987.63 million at December 31, 2021, with the decline primarily reflecting a decline in total deposits, which resulted in a decrease in Fed funds sold, partially offset by an  increase in net loans.

Loans, net of allowance for loan losses, increased to $605.37 million at December 31, 2022 from $576.47 million at December 31, 2021. The growth in loans primarily reflected new commercial real estate (CRE) loans and growth in residential mortgages. Commercial real estate loans (owner occupied and non-owner occupied and excluding construction loans) were approximately $341.89 million at December 31, 2022,  an increase from $307.95 million at December 31, 2021 that reflected CRE loan activity and growth throughout 2022.

Michael A. Syrek, President of the Bank, commented: “It was a positive year for commercial real estate. We have continued to emphasize building full-service relationships with business clients, including deposits, a robust suite of electronic cash and treasury management offerings, and credit card interchange. Service and relationship banking has contributed to customer retention and mitigated rate shopping as rates have risen.

“We have experienced a slowing of loan demand for all commercial loans in light of increasing rates and general economic uncertainty, including inflation, and the threat of recession. Commercial (C&I) lending has continued to be slow as businesses are drawing down on cash reserves and are operating cautiously. Although we anticipate more subdued commercial lending activity than in past years, we are confident we will earn our share of new business and will continue to have high client retention.”

Commercial loans (primarily C&I loans) were $95.88 million at December 31, 2022 compared with $105.07 million at December 31, 2021. Both commercial and residential construction lending activity slowed in the second half of 2022, primarily reflecting slowing projects related to commercial expansion.

Residential mortgage loans held by the Bank increased 35% to $43.05 million at December 31, 2022 from $31.92 million a year earlier, reflecting increased retention of mortgage loans as higher rates made it more attractive to originate loans in house. Syrek noted that while overall demand for purchase mortgages is generally softening, Bank of the James Mortgage’s well-established reputation for service and loan processing should support continued conventional mortgage activity.

A decline in historical loss experience, improved delinquency trends, and other net improvements in qualitative factors resulted in a reduction of the Company’s allowance for loan losses since December 31, 2021. Asset quality has been consistently strong and stable, with a ratio of nonperforming loans to total loans of 0.10% at December 31, 2022. The allowance for loan losses to total loans was 1.02% at December 31,  2022. As the Company finalizes its allowance for credit losses model in accordance with the current expected credit loss (CECL) standard (which the Bank was required to adopt on January 1, 2023), management believes that the allowance will increase.

Total nonperforming loans of $633,000 declined 34% from December 31, 2021. OREO declined 26% at December 31, 2022 from December 31, 2021, primarily reflecting a third quarter 2022 write-down of a property that went under contract and sale of foreclosed assets throughout the year.

Total deposits at December 31, 2022 were $848.14 million, compared with $887.06 million at December 31, 2021. Total deposits continued to reflect good noninterest demand deposit activity,  continued trimming of time deposits, and a high percentage of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts) as a percent of total deposits.

The Company’s total retained earnings increased significantly to $31.03 million at December 31, 2022 from $23.44 million at December 31, 2021. Some measures of shareholder value declined at  December 31, 2022, primarily reflecting market value changes of the Company’s available-for-sale securities portfolio. Total stockholders’ equity was $50.23 million at December 31, 2022 compared with $69.43 million at December 31, 2021.  Book value per share was $10.85 at December 31, 2022 compared with $14.65 at December 31, 2021.

These decreases directly resulted from the impact that higher interest rates had on the market value of the Company’s available-for-sale securities portfolio. These mark-to-market losses are excluded from the Bank’s regulatory capital.  The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. The duration of the Company’s overall securities portfolio is approximately 6 years.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as the potential for the resurgence of COVID-19 and geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

(unaudited)

Assets	12/31/2022	12/31/2021
Cash and due from banks	$30,025	$29,337
Federal funds sold	31,737	153,816
Total cash and cash equivalents	61,762	183,153

Securities held-to-maturity (fair value of $3,135 in 2022 and $4,006 in 2021)	3,639	3,655
Securities available-for-sale, at fair value	185,787	161,267
Restricted stock, at cost	1,387	1,324
Loans, net of allowance for loan losses of $6,259 in 2022 and $6,915 in 2021	605,366	576,469
Loans held for sale	2,423	1,628
Premises and equipment, net	17,974	18,351
Interest receivable	2,736	2,064
Cash value - bank owned life insurance	19,237	18,785
Customer relationship Intangible	7,845	8,406
Goodwill	2,054	3,001
Other real estate owned	566	761
Other assets	17,795	8,770
Total assets	$928,571	$987,634

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$154,884	$162,286
NOW, money market and savings	560,479	582,000
Time	132,775	142,770
Total deposits	848,138	887,056

Capital notes, net	10,037	10,031
Other borrowings	10,457	10,985
Interest payable	89	46
Other liabilities	9,624	10,087
Total liabilities	$878,345	$918,205

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,628,657 as of December 31, 2022 and 4,740,657 as of December 31, 2021	9,905	10,145
Additional paid-in-capital	36,068	37,230
Accumulated other comprehensive (loss)	(26,781)	(1,386)
Retained earnings	31,034	23,440
Total stockholders' equity	$50,226	$69,429

Total liabilities and stockholders' equity	$928,571	$987,634

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
Interest Income	2022	2021	2022	2021
Loans	$7,266	$6,440	$26,175	$26,529
Securities
US Government and agency obligations	324	235	1,235	875
Mortgage backed securities	460	163	1,656	462
Municipals	285	266	1,152	865
Dividends	30	28	66	67
Corporates	171	88	566	243
Interest bearing deposits	147	7	282	33
Federal Funds sold	258	40	721	107
Total interest income	8,941	7,267	31,853	29,181

Interest Expense
Deposits
NOW, money market savings	181	145	555	564
Time Deposits	265	215	732	1,105
Finance leases	23	26	96	106
Other borrowings	101	-	440	-
Capital notes	82	82	327	327
Total interest expense	652	468	2,150	2,102

Net interest income	8,289	6,799	29,703	27,079

Recovery of loan losses	-	(500)	(900)	(500)

Net interest income after recovery of loan losses	8,289	7,299	30,603	27,579

Noninterest income
Gains on sale of loans held for sale	581	2,090	5,256	8,265
Service charges, fees and commissions	1,028	693	3,591	2,496
Wealth management fees	997	-	3,932	-
Life insurance income	114	115	452	430
Other	8	6	16	18
Lloss on sales of available-for-sale securities	(3)	-	(3)	-

Total noninterest income	2,725	2,904	13,244	11,209

Noninterest expenses
Salaries and employee benefits	4,631	4,476	17,682	16,377
Occupancy	466	403	1,814	1,673
Equipment	683	643	2,553	2,526

Supplies	141	117	521	471
Professional, data processing, and other outside expense	1,512	1,116	5,056	4,094
Marketing	259	214	920	934
Credit expense	158	234	923	1,103
Other real estate expenses, net	7	28	214	102
FDIC insurance expense	118	123	500	548
Amortization of intangibles	140	-	560	-
Other	503	559	1,994	1,509
Total noninterest expenses	8,618	7,913	32,737	29,337

Income before income taxes	2,396	2,290	11,110	9,451

Income tax expense	442	431	2,151	1,862

Net Income	$1,954	$1,859	$8,959	$7,589

Weighted average shares outstanding - basic and diluted (1)	4,628,657	4,740,657	4,698,041	4,747,821

Net income per common share - basic and diluted (1)	$0.42	$0.39	$1.91	$1.60

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Dec 31, 2022	Three months ending Dec 31, 2021	Change	Year to date Dec 31, 2022	Year to date Dec 31, 2021	Change
Interest income	$8,941	$7,267	23.04%	$31,853	$29,181	9.16%
Interest expense	652	468	39.32%	2,150	2,102	2.28%
Net interest income	8,289	6,799	21.91%	29,703	27,079	9.69%
Recovery of loan losses	-	(500)	-100.00%	(900)	(500)	80.00%
Noninterest income	2,725	2,904	-6.16%	13,244	11,209	18.16%
Noninterest expense	8,618	7,913	8.91%	32,737	29,337	11.59%
Income taxes	442	431	2.55%	2,151	1,862	15.52%
Net income	1,954	1,859	5.11%	8,959	7,589	18.05%
Weighted average shares outstanding - basic and diluted (1)	4,628,657	4,740,657	(112,000)	4,698,041	4,747,821	(49,780)
Basic and diluted net income per share (1)	$0.42	$0.39	$0.03	$1.91	$1.60	$0.31

Balance Sheet at period end:	Dec 31, 2022	Dec 31, 2021	Change	Dec 31, 2021	Dec 31, 2020	Change
Loans, net	$605,366	$576,469	5.01%	$576,469	$601,934	-4.23%
Loans held for sale	2,423	1,628	48.83%	1,628	7,102	-77.08%
Total securities	189,426	164,922	14.86%	164,922	93,856	75.72%
Total deposits	848,138	887,056	-4.39%	887,056	764,967	15.96%
Stockholders' equity	50,226	69,429	-27.66%	69,429	66,732	4.04%
Total assets	928,571	987,634	-5.98%	987,634	851,386	16.00%
Shares outstanding (1)	4,628,657	4,740,657	(112,000)	4,740,657	4,339,436	401,221
Book value per share	$10.85	$14.65	$(3.80)	$14.65	$15.38	$(0.73)

Daily averages:	Three months ending Dec 31, 2022	Three months ending Dec 31, 2021	Change	Year to date Dec 31, 2022	Year to date Dec 31, 2021	Change
Loans	$618,948	$589,277	5.04%	$604,990	$601,272	0.62%
Loans held for sale	3,722	5,929	-37.22%	3,913	5,815	-32.71%
Total securities	229,884	159,307	44.30%	223,137	128,886	73.13%
Total deposits	867,569	873,894	-0.72%	888,292	833,216	6.61%
Stockholders' equity	48,207	69,173	-30.31%	57,478	66,937	-14.13%
Interest earning assets	897,711	906,409	-0.96%	919,992	862,500	6.67%
Interest bearing liabilities	737,375	718,714	2.60%	746,479	682,089	9.44%
Total assets	950,558	962,006	-1.19%	980,507	920,474	6.52%

Financial Ratios:	Three months ending Dec 31, 2022	Three months ending Dec 31, 2021	Change	Year to date Dec 31, 2022	Year to date Dec 31, 2021	Change
Return on average assets	0.82%	0.77%	0.05	0.91%	0.82%	0.09
Return on average equity	16.08%	10.66%	5.42	15.59%	11.34%	4.25
Net interest margin	3.67%	2.98%	0.69	3.23%	3.14%	0.09
Efficiency ratio	78.25%	81.55%	(3.30)	76.23%	76.62%	(0.39)
Average equity to average assets	5.07%	7.19%	(2.12)	5.86%	7.27%	(1.41)

Allowance for loan losses:	Three months ending Dec 31, 2022	Three months ending Dec 31, 2021	Change	Year to date Dec 31, 2022	Year to date Dec 31, 2021	Change
Beginning balance	$6,394	$7,276	-12.12%	$6,915	$7,156	-3.37%
Recovery of loan losses	-	(500)	-100.00%	(900)	(500)	80.00%
Charge-offs	(152)	(11)	1281.82%	(162)	(91)	78.02%
Recoveries	17	150	-88.67%	406	350	16.00%
Ending balance	6,259	6,915	-9.49%	6,259	6,915	-9.49%

Nonperforming assets:	Dec 31, 2022	Dec 31, 2021	Change	Dec 31, 2021	Dec 31, 2020	Change
Total nonperforming loans	$633	$954	-33.65%	$954	$2,064	-53.78%
Other real estate owned	566	761	-25.62%	761	1,105	-31.13%
Total nonperforming assets	1,199	1,715	-30.09%	1,715	3,169	-45.88%
Troubled debt restructurings - (performing portion)	431	372	15.86%	372	392	-5.10%

Asset quality ratios:	Dec 31, 2022	Dec 31, 2021	Change	Dec 31, 2021	Dec 31, 2020	Change
Nonperforming loans to total loans	0.10%	0.16%	(0.06)	0.16%	0.34%	(0.18)
Allowance for loan losses to total loans	1.02%	1.19%	(0.17)	1.19%	1.17%	0.02
Allowance for loan losses to nonperforming loans	988.78%	724.84%	263.94	724.84%	346.71%	378.13

  (1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.